                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


      THIS AGREEMENT is made and entered into as of this 18th day of April, 1999, by and between BLOUNT INTERNATIONAL, INC., a Delaware corporation (the "Company"), and JOHN M. PANETTIERE ("Executive").

                             W I T N E S S E T H:

      WHEREAS, the Company and Executive have previously entered into an agreement ("Prior Agreement") providing for Executive's employment by the Company and specifying the terms and conditions of such employment; and

      WHEREAS, the Company entered into an Agreement and Plan of Merger and Recapitalization (the "Recapitalization Agreement") dated the date hereof with Red Dog Acquisition Corp. ("Newco"), a wholly owned subsidiary of Lehman Brothers Merchant Banking Partners II L.P. ("LB MBP II"); and

      WHEREAS, pursuant to the Recapitalization Agreement, the Company will be recapitalized through a merger with and into Newco, following which substantially all of the outstanding capital stock of the Company will be held by LB MBP II; and

      WHEREAS, the Company desires to recognize Executive's superior performance and continuing value to the Company and its shareholders by modifying the Prior Agreement and restating such agreement in a single document as hereinafter provided; and

      WHEREAS, Executive desires to continue his employment with the Company on the terms and conditions provided herein;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

      1.    Purpose and Effectiveness.

            (a) The purpose of this Agreement is to amend the Prior Agreement, to recognize Executive's significant contributions to the overall financial performance and success of the Company, and to provide a single, integrated document which shall provide the basis for Executive's continued employment by the Company;

            (b) This Agreement shall not be effective until the Effective Time (as defined in the Recapitalization Agreement), and this Agreement shall terminate immediately if the Recapitalization Agreement is terminated in accordance with its terms prior to the Effective Time.

      2.    Employment and Term.

            (a) Subject to the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment, as Chairman of the Board, President and Chief Executive Officer of the Company and shall have such responsibilities, duties and authority that are consistent with such position as may from time to time be assigned to Executive by the Board. Executive shall continue to serve as a Director of the Company and the Company agrees to continue to nominate Executive for election as Chairman of the Board and a Director during the Term of this Agreement. Executive hereby agrees that during the Term of this Agreement he will devote substantially all his working time, attention and energies to the diligent performance of his duties as Chairman of the Board, President and Chief Executive Officer of the Company, provided that the Executive may also serve on the boards of directors or trustees of other companies and organizations on which he currently serves, as long as such service does not materially interfere with the performance of his duties hereunder. With the consent of the Board of Directors, the Executive may serve as a director on the boards of directors or trustees of additional companies and organizations.

            (b) Unless earlier terminated as provided herein, Executive's employment under this Agreement shall commence at the Effective Time, and shall end on July 31, 2002 (the "Term"), unless the Term is extended in accordance with subsection (c) below (in which case such extended period shall constitute the Term). Executive shall have the unilateral right to elect to terminate this Agreement, effective July 31, 2001, by giving the Company written notice of such election prior to January 1, 2001, in which event the Term of this Agreement shall cease on July 31, 2001.

            (c) Not less than ninety (90) days prior to the end of the initial Term (and any 12-month extension of the initial Term), the Company may offer to extend the Term for an additional 12-month period on such terms and conditions as may be specified in the offer (which may be on the same terms and conditions as provided herein). If Executive desires to accept such offer, he shall notify the Company in writing within thirty (30) days of receipt of the offer and the Agreement shall be extended on the terms and conditions agreed upon.

      3. Compensation and Benefits. As compensation for his services during the Term of this Agreement, Executive shall be paid and receive the amounts and benefits set forth in subsections (a) through (h) below:

            (a) An annual base salary ("Base Salary") of Eight Hundred Seventy-Five Thousand and No/100 Dollars ($875,000.00), prorated for any partial year of employment. Executive's salary shall be payable in substantially equal installments on a bi-monthly basis, or in accordance with the Company's regular payroll practices in effect from time to time for executive officers of the Company.

            (b) Executive shall be eligible to participate in the Executive Management Target Incentive Plan and such other annual incentive plans as may be established by the Company from time to time for its executive officers. The Board or a committee of the Board will establish performance goals each year under the incentive plans, and Executive's annual Target Bonus shall be 65% of Base Salary; the maximum award for exceeding the performance goals (which will be determined in accordance with the current plan design) shall be 130% of Base Salary. The annual incentive bonus payable under this subsection (b) shall be payable as a lump sum at the same time bonuses are paid to other senior executives after certification by the Compensation Committee of the Board, that the applicable performance objectives have been met, unless Executive elects to defer all or a portion of such amount pursuant to any deferral plan established by the Company for such purpose.

            (c) Promptly upon commencement of the Term, Executive shall make a minimum investment in the equity ("Purchased Equity") of the Company of 60% of the aggregate amount of the net proceeds remaining after all applicable taxes have been paid, resulting from cancellation of his outstanding stock options in accordance with Section 2.2 of the Recapitalization Agreement. The Company and Executive shall endeavor to structure such investment in the most tax and accounting efficient manner reasonably possible under the relevant circumstances. In respect of such investment, the Company will grant Executive 365,000 options to purchase shares of the Company's Common Stock that will vest over time ("Time Options") and the Company will grant Executive performance-based options for 365,000 shares of the Company's Common Stock ("Performance Options") (the Time Options and the Performance Options are collectively referred to herein as "Options"). The terms and conditions of the Time Options and the Performance Options shall be as set forth on the Summary of Terms, attached hereto as Exhibit A (the "Term Sheet"), and the Company will enter into separate Option Agreements with Executive covering the grant of such Options. Executive will be eligible to participate in such other stock option programs as may be established from time to time by the Company for its executive officers. Executive will participate in any long-term incentive plans established by the Company for executive officers at his level.

            The other terms and conditions applicable to the Purchased Equity and the Options shall be as provided in the Term Sheet and the parties agree to enter into an Employee Shareholders Agreement which will include the items covered in the Term Sheet and contain such other customary terms and conditions as are appropriate for such an agreement and are mutually agreeable to Executive and Company (and to LB MBP II, where applicable). The Purchased Equity and the Options will be subject to put and call rights and restrictions as set forth in Schedule A.

            (d) Executive shall continue to be (i) covered by a Supplemental Executive Retirement Plan ("Individual SERP"), providing for the benefits set forth in the amended and restated SERP Agreement attached hereto as Exhibit B,
(ii) a participant
in the Blount, Inc. and Subsidiaries Supplemental Retirement Benefit Plan ("SERP"), and (iii) a participant in the Executive Supplemental Retirement Plan of Blount International, Inc. ("Executive SERP").

            (e) Executive shall be entitled to participate in, or receive benefits under, any "employee benefit plan" (as defined in Section 3(3) of ERISA) or employee benefit arrangement made generally available by the Company to its executive officers, including plans providing retirement, 401(k) benefits, deferred compensation, health care (including executive medical), life insurance, disability and similar benefits.


            (f) The Company will provide membership dues and assessments at recreational and social clubs commensurate with past practice for Executive and his family. Executive will be provided an automobile commensurate with past practice at Company expense, and the Company will pay all insurance, maintenance, fuel, oil and related operational expenses for such automobile. Executive will receive six weeks vacation during the Term. Executive will be provided an annual physical examination and a financial/tax consultant for personal financial and tax planning. Executive will be promptly reimbursed by the Company for all reasonable business expenses he incurs in carrying out his duties and responsibilities under this Agreement.

            (g) Executive shall continue to participate in the Company's Executive Life Insurance Program, which will provide a benefit equal to 2 l/2 times Executive's total compensation (as determined from time to time), subject to a maximum benefit of $2.5 million. This insurance will be paid-up on the date Executive attains 65 and will be delivered to Executive as a paid-up insurance policy upon his retirement from the Company at or after age 65. The life insurance provided to Executive under the

Executive Life Insurance Program shall be in addition to any life insurance he receives under the Company's group term policy under subsection (e) above.


            (h) Executive will be paid a tax gross-up amount by the Company to cover any additional federal or state income taxes he incurs as a result of being required to include in taxable income the amount of the premiums or costs for, or personal usage of, the items described in subsections (f) and (g) above and for the use of the Company's airplane.

            4. Confidentiality and Noncompetition.

            (a) Executive acknowledges that, prior to and during the Term of this Agreement, the Company has furnished and will furnish to Executive Confidential Information which could be used by Executive on behalf of a competitor of the Company to the Company's substantial detriment. Moreover, the parties recognize that Executive during the course of his employment with the Company may develop important relationships with customers and others having valuable business relationships with the Company. In view of the foregoing, Executive acknowledges and agrees that the restrictive covenants contained in this Section are reasonably necessary to protect the Company's legitimate business interests and good will.


            (b) Executive agrees that he shall protect the Company's Confidential Information and shall not disclose to any Person, or otherwise use, except in connection with his duties performed in accordance with this Agreement, any Confidential Information at any time, including following the termination of his employment with the Company for any reason; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests. Executive's obligations under this Section 4(b) shall survive any expiration or termination of this Agreement for any reason, provided that Executive may after such expiration or termination disclose Confidential Information with the prior written consent of the Board.

            (c) Upon the termination or expiration of his employment hereunder, Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents supplied to or created by him in connection with his employment hereunder (including all copies of the foregoing) in his possession or control, and all of the Company's equipment and other materials in his possession or control. Executive's obligations under this Section 4(c) shall survive any expiration or termination of this Agreement.

            (d) Upon the termination or expiration of his employment under this Agreement, Executive agrees that for a period of one (1) year from his date of termination or until the end of the period for which he is entitled to receive compensation under Section 5.1(a) below, whichever is longer, he shall not (i) enter into or engage in the design, manufacture, marketing or sale of any products similar to those produced or offered by the Company or its affiliates in the area of North America, either as an individual, partner or joint venturer, or as an employee, agent or salesman, or as an officer, director, or shareholder of a corporation, (ii) divert or attempt to divert any person, concern or entity which is furnished products or services by the Company from doing business with the Company or otherwise change its relationship with the Company, or (iii) solicit, lure or attempt to hire away any of the employees of the Company with whom the Executive interacted directly or indirectly while employed with the Company.


            (e) Executive acknowledges that if he breaches or threatens to breach this Section 4, his actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Section 4, the Company shall be entitled to seek injunctive relief, in addition to any other rights or remedies of the Company. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive's agreement under this
Section 4(e).

            5. Termination.

               5.1 By Executive. Executive shall have the right to terminate his employment hereunder at any time by Notice of Termination (as described in Section 7). If Executive terminates his employment because (i) the Company has materially breached this Agreement, and such breach has not been cured within thirty (30) days after written notice of such breach is given by Executive to the Company; or (ii) Executive has determined that his termination is for Good Reason (as defined in Section 6.7), Executive shall be entitled to receive the compensation and benefits set forth in subsections (a) through (i) below. If Executive terminates his employment other than pursuant to clauses (i) or (ii) of this Section 5.1, the Company's obligations under this Agreement shall cease as of the date of such termination. The time periods in (a) through (i) below shall be the time period remaining from the date of Executive's termination to the end of the Term of this Agreement ("Severance Period"). The Company agrees that if Executive terminates employment and is entitled to compensation and benefits under this Section 5.1, he shall not be required to mitigate damages by seeking other employment, nor shall any amount he earns reduce the amount payable by the Company hereunder.

            (a) Base Salary - Executive will continue to receive his Base Salary as then in effect (subject to withholding of all applicable taxes) for the Severance Period in the same manner as it was being paid as of the date of termination; provided, however, that the salary payments provided for hereunder shall be paid in a single lump sum payment, to be paid not later than 30 days after his termination of employment; provided, further, that the amount of such lump sum payment shall be determined by taking the salary payments to be made and discounting them to their Present Value (as defined in Section 6.9) on the date Executive's employment under this Agreement is terminated.

            (b) Bonuses and Incentives - Executive shall receive bonus payments from the Company for each month of the Severance Period in an amount for each such month equal to one-twelfth of the average of the bonuses earned by him for the two fiscal years in which bonuses were paid immediately preceding the year in which such termination occurs. Any bonus amounts that Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall be payable on the date such amounts are payable to other executives and Executive's termination shall not affect the payment of such bonus. Executive shall also receive a prorated bonus for any uncompleted fiscal year at the date of termination (assuming the Target Award level has been achieved), based upon the number of days that he was employed during such fiscal year. The bonus amounts determined herein shall be paid in a single lump sum payment, to be paid not later than 30 days after termination of employment; provided, that the amount of such lump sum payment representing the monthly bonus payments shall be determined by taking the monthly bonus payments to be made and discounting them to their Present Value on the date Executive's employment under this Agreement is terminated.

            (c) Health and Life Insurance Coverage - The health (including executive medical) and group term life insurance benefits coverage provided to Executive at his date of termination shall be continued for the Severance Period at the same level and in the same manner as then provided to actively employed executive participants as if his employment under this Agreement had not terminated. Any additional coverages Executive had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs Executive was paying for such coverages at the time of termination shall be paid by Executive by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this Section, or the laws applicable to such plan, do not permit continued participation by Executive, then the Company will arrange for other coverage at its expense providing substantially similar benefits (including the same deductible and co-payment levels provided under the Company's policy). The Company agrees that at the end of the Severance Period, Executive (and his dependents) will be covered by the Company's retiree medical plan on the same basis then provided to other retired executive employees. Nothing herein shall be construed as limiting the Company's ability to modify or terminate any retiree health benefit plans which it determines to make available to executive employees, provided that any such modifications or a termination apply to executive employees generally.

            (d) Employee Retirement Plans - To the extent permitted by the applicable plan, Executive will be entitled to continue to participate, consistent with past practices, in all employee retirement and deferred compensation plans maintained by the Company in effect as of his date of termination, including, to the extent such plans are still maintained by the Company, the Blount Retirement Plan, the Blount 401(k) Plan, the Blount Excess 401(k) Plan, the Individual SERP, the SERP and the Executive SERP. Executive's participation in such retirement plans shall continue for the Severance Period and the compensation payable to Executive under (a) and (b) above shall be treated (unless otherwise excluded) as compensation under the plan as if it were paid on a monthly basis. For purposes of the Blount 401(k) Plan and the Blount Excess 401(k) Plan, he will receive an amount equal to the Company's contributions to the plan, assuming Executive had participated in such plan at the maximum permissible contributions level. If continued participation in any plan is not permitted by the plan or by applicable law, the Company shall pay to Executive or, if applicable, his beneficiary a supplemental benefit equal to the present value on the date of termination of employment under this Agreement (calculated as provided in the plan) of the excess of (i) the benefit Executive would have been paid under such plan if he had continued to be covered for the Severance Period (less any amounts Executive would have been required to contribute), over (ii) the benefit actually payable under such plan. The Company shall pay the Present Value of such additional benefits (if any) in a lump sum within 30 days of his termination of employment.

            (e) Effect of Lump Sum Payment. The lump sum payment under (a) or
(b) above shall not alter the amounts Executive is entitled to receive under the benefit plans described in this section. Benefits under such plans shall be determined as if Executive had remained employed and received such payments over the Severance Period.

            (f) Individual SERP, SERP and Executive SERP. On his date of termination, Executive shall be treated for purposes of determining his benefit under the Individual SERP, SERP and Executive SERP as if he had earned additional years of benefit service equal to the length of the Severance Period and had attained age 65.

            (g) Executive Life Insurance Program. On Executive's date of termination, the Company will pay an amount into the policy as if Executive had continued in employment for the Severance Period at the same total compensation and had attained age 65. At Executive's option, the policy shall be delivered to Executive or he shall be paid the cash value thereof (after the payment referred to in the preceding sentence).

            (h) Stock Options. As of his date of termination, all of the Time Options and the Performance Options, and any other outstanding stock options granted to Executive by the Company, shall become vested and exercisable as provided in the Term Sheet.

            (i) Office Space; Secretarial. Executive will be provided appropriate office space, his then current administrative assistant (such assistant shall be paid or provided similar compensation and benefits to that being provided at the time Executive terminates employment), and reasonable expenses related thereto for the Severance Period.

            5.2 By Company. The Company shall have the right to terminate Executive's employment under this Agreement at any time during the Term by Notice of Termination (as described in Section 7). If the Company terminates Executive's employment under this Agreement (i) for Cause, as defined in Section 6.2, (ii) if Executive becomes Disabled, or (iii) upon Executive's death, the Company's obligations under this Agreement shall cease as of the date of termination; provided, however, that Executive will be entitled to whatever benefits are payable pursuant to the terms of any health, life insurance, disability, welfare, retirement or other plan or program maintained by the Company. If the Company terminates Executive during the Term of this Agreement other than pursuant to clauses (i) through (iii) of this Section 5.2, Executive shall be entitled to receive the compensation and benefits provided in subsections (a) through (i) of Section 5.1 above for the Severance Period, and subject to the provisions (including the nonmitigation provision) and limitations therein.

            5.3 Tax Equalization Payment.

                (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined (as hereafter provided) that any payment or distribution to or for the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or pursuant to or by reason of any other agreement, policy, plan, program or arrangement, or similar right (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provisions thereto), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive or have paid on his behalf an additional payment or payments (a "Gross-Up Payment") from the Company. The total amount of the Gross-Up Payment shall be an amount such that, after payment by (or on behalf of) the Executive of any Excise Tax and all federal, state and other taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, the remaining amount of the Gross-Up Payment is equal to the Excise Tax imposed upon the Payments. For purposes of clarity, the amount of the Gross-Up Payment shall be that amount necessary to pay the Excise Tax in full and all taxes assessed upon the Gross-Up Payment.

                (b) An initial determination as to whether a Gross-Up Payment is required pursuant to this subsection (b) and the amount of such Gross-Up Payment shall be made by an accounting firm selected by the Company and reasonably acceptable to Executive which is then designated as one of the five largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Executive as promptly as practicable after such calculation is requested by the Company or by the Executive, and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with a substantial authority opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within fifteen (15) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the "Dispute"). The Gross-Up Payment, if any, as determined pursuant to this Section 5.3 shall be paid by the Company to the Executive for his benefit within fifteen (15) days of the receipt of the Accounting Firm's Determination. The existence of the Dispute shall not in any way affect the right of the Executive to receive the Gross-Up Payment in accordance with the Determination. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of this subsection (b).

                (c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Excess Payment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment"). An Underpayment shall be deemed to have occurred upon the earliest to occur of the following events: (1) upon notice (formal or informal) to the Executive from any governmental taxing authority that the tax liability of the Executive (whether in respect of the then current taxable year of the Executive or in respect of any prior taxable year of the Executive) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (2) upon a determination by a court, (3) by reason of a determination by the Company (which shall include the position taken by the Company, or its consolidated group, on its federal income tax return), or (4) upon the resolution to the satisfaction of the Executive of the Dispute. If any Underpayment occurs, the Executive shall promptly notify the Company and the Company shall pay to the Executive within fifteen (15) days of the date the Underpayment is deemed to have occurred under (1), (2), (3) or (4) above, but in no event less than five days prior to the date on which the applicable government taxing authority has requested payment, an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment.

      An Excess Payment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion of a Payment) with respect to which the Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when the Executive has received from the applicable government taxing authority a refund of taxes or other reduction in his tax liability by reason of the Excess Payment and upon either (i) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxable authority which finally and conclusively binds the Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired, or (ii) the statute of limitations with respect to the Executive's applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Company to the Executive and the Executive shall pay to the Company within 15 days following demand (but not less than 30 days after the determination of such Excess Payment) the amount of the Excess Payment plus interest at an annual rate equal to the rate provided for in Section 1274(b)(2)(B) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to the Executive until the date of repayment to the Company.

            (d) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of any Excise Tax that the Company has actually withheld from the Payment or Payments; provided that the Company's payment of withheld Excise Tax shall not change the Company's obligation to pay the Gross-Up Payment required under this Section 5.3.

            (e) The Executive and the Company shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the Determination contemplated by subsection (b) hereof.

            (f) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by subsection
(b) shall be paid by the Company.

      6. Definitions. For purposes of this Agreement the following terms shall have the meanings specified below:

      6.1 "Board" or "Board of Directors". The Board of Directors of the
Company.

      6.2 "Cause". The involuntary termination of Executive by the Company for the following reasons shall constitute a termination for Cause:

          (a) If the termination shall have been the result of an act or acts by Executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

          (b) If the termination shall have been the result of an act or acts by Executive which are in the good faith judgment of the Board to be in violation of law or of policies of the Company and which result in demonstrably material injury to the Company;

          (c) If the termination shall have been the result of an act or acts of proven dishonesty by Executive resulting or intended to result directly or indirectly in significant gain or personal enrichment to the Executive at the expense of the Company; or

          (d) Upon the willful and continued failure by the Executive substantially to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness not constituting a Disability, as defined herein), after a demand in writing for substantial performance is delivered by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties.

      With respect to clauses (b), (c) or (d) above of this Section, Executive shall not be deemed to have been involuntarily terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in clauses (b), (c) or (d) and specifying the particulars thereof in detail. For purposes of this Agreement, no act or failure to act by Executive shall be deemed to be "willful" unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interests of the Company.

      6.3 "Change in Control". Either

          (a) the acquisition, directly or indirectly, by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than LB MBP II or any of its affiliates, of securities of the Company representing an aggregate of more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities (excluding the acquisition by persons who own such amount of securities on the date hereof, or acquisitions by persons who acquire such amount through inheritance), or

          (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or

          (c) consummation of (i) a merger, consolidation or other business combination of the Company with any other "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, consolidation or business combination which would result in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the Company, or such surviving entity or parent or affiliate thereof, outstanding immediately after such merger, consolidation or business combination, or (ii) a plan of complete liquidation of Company or an agreement for the sale or disposition by Company of all or substantially all of Company's assets;

          (d) a Public Offering as defined in the Term Sheet; or

          (e) a sale of more than 50% of the assets of the Company; provided that none of the events described in clauses (b) through (e) shall be deemed a Change in Control if, immediately following such event, LB MBP II and its affiliates own 50% or more of the combined voting power of the Company's then outstanding securities.

      6.4 "Code". The Internal Revenue Code of 1986, as it may be amended from time to time.

      6.5 "Confidential Information". All technical, business, and other information relating to the business of the Company or its subsidiaries or affiliates, including, without limitation, technical or nontechnical data, formulae, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers or suppliers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information does not include confidential business information which does not constitute a trade secret under applicable law two years after any expiration or termination of this Agreement.

      6.6 "Disability" or "Disabled". Executive's inability as a result of physical or mental incapacity to substantially perform his duties for the Company on a full-time basis for a period of six (6) months.

      6.7 "Good Reason". A "Good Reason" for termination by Executive of Executive's employment shall mean the occurrence during the Term (without the Executive's express written consent) of any one of the following acts by the Company, or failures by the Company to act, and such act or failure to act has not been corrected within thirty (30) days after written notice of such act or failure to act is given by Executive to the Company:

           (i) the assignment to Executive of any duties inconsistent with Executive's status as the Chairman of the Board, Chief Executive Officer and President of the Company, or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those on the date hereof;

           (ii) a reduction by the Company in Executive's Base Salary as in effect on the date hereof or as the same may be increased from time to time;

           (iii) the relocation of the Company's principal executive offices to a location more than fifty (50) miles from Montgomery, Alabama, or the Company's requiring Executive to be based anywhere other than the Company's principal executive offices, except for reasonably required travel on the Company's business, provided, that the Company's principal executive offices may be relocated to Birmingham, Alabama, or Atlanta, Georgia, under terms (such as relocation allowance, housing allowance (including selling of existing home and acquisition of new home), and travel allowances) reasonably acceptable to Executive, in which case, such 50 mile limitation shall apply to such city;

           (iv) the failure by the Company, without Executive's consent, to pay to Executive any portion of Executive's current compensation (including Base Salary and bonus), or to pay to the Executive any other compensation within seven (7) days of the date such compensation is due;

           (v) the failure by the Company to continue in effect any compensation plan in which Executive participates on the date hereof, which is material to Executive's total compensation, including but not limited to the Company's Executive Management Target Incentive Plan, any long-term incentive plan, the Individual SERP, the SERP and the Executive SERP, or any substitute plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation in such plan (or in such substitute or alternative plan) on a basis not materially less favorable in terms of the amount of benefits provided;

           (vi) the failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by Executive on the date hereof under any of the Company's pension, life insurance (including the Executive Life Insurance Program), medical, health and accident or disability plans, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive on the date hereof, or the failure by the Company to provide Executive with the number of paid vacation days to which the Executive is entitled under this Agreement; or

           (vii) any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of
Section 7.1 (for purposes of this Agreement, no such purported termination shall be effective).

           The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

      6.8 "Person". Any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

      6.9 "Present Value". The term "Present Value" on any particular date shall have the same meaning as provided in Section 280G(d)(4) of the Code.

      7. Termination Procedures.

         7.1 Notice of Termination. During the Term of this Agreement, any purported termination of Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 11. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include the information set forth in Section 6.2.

         7.2 Date of Termination. "Date of Termination," with respect to any purported termination of Executive's employment during the Term of this Agreement, shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive's duties during such thirty (30) day period), and (iii) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than thirty
(30) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided, however, that the "Date of Termination" for purposes of this Agreement shall not be the last day of the Company's fiscal year and, in the event the last day of the fiscal year is designated as the "Date of Termination", the "Date of Termination" for purposes hereof shall automatically be the first day of the next following fiscal year.

      8. Contract Non-Assignable. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of the Company.

      9. Successors; Binding Agreement.

         9.1 In addition to any obligations imposed by law upon any successor to, or transferor of, the Company, the Company will require any successor to, or transferor of, all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, reorganization, liquidation, consolidation or otherwise) to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

         9.2 This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and by the Company's successors and assigns. If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.

      10. Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to the Company.

      11. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail, postage prepaid:

                       To the Company:   Blount International, Inc.
                                         4520 Executive Park Drive
                                         Montgomery, Alabama 36116-1602
                                         ATTN: _________________________

                                         With a copy to: Richard H. Irving, III
                                         Blount International, Inc.
                                         4520 Executive Park Drive
                                         Montgomery, Alabama  36116-1602

                       To the Executive: John M. Panettiere
                                         515 Trillium Drive
                                         Eclectic, Alabama 36024

                                         With a copy to: Kilpatrick Stockton LLP
                                         ATTN:  William J. Vesely, Jr.
                                         Suite 2800
                                         1100 Peachtree Street
                                         Atlanta, GA 303099-4530

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

      12. Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

      13. Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

      14. Indemnification. During the term of this Agreement and after Executive's termination for the period of time set forth in Section 6.7 of the Recapitalization Agreement, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company's request, in each case to the maximum extent permitted by law and under the Company's Articles of Incorporation and By-Laws (the "Governing Documents"), provided that in no event shall the protection afforded to Executive hereunder be less than that afforded under the Governing Documents as in effect on the date of this Agreement except from changes mandated by law. During the Term and for the period of time set forth in Section
6.7 of the Recapitalization Agreement, Executive shall be covered by any policy of directors and officers liability insurance maintained by the Company for the benefit of its officers and directors.

      15. Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto.

      16. Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

      17. Arbitration of Disputes; Expenses. All claims by Executive for compensation and benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that Executive's claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Atlanta, Georgia, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. In the event the Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any material rights or benefits through settlement, arbitration or otherwise, the Company shall promptly pay Executive's reasonable legal fees and expenses incurred in enforcing this Agreement and the fees of the arbitrator. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                               EXECUTIVE:

                                               /s/ JOHN M. PANETTIERE
                                               _________________________________
                                               JOHN M. PANETTIERE



                                               COMPANY:



                                              By: /s/ BLOUNT INTERNATIONAL, INC.
                                                  ______________________________
                                                  BLOUNT INTERNATIONAL, INC.

                                                                   SCHEDULE A to
                                                            Employment Agreement

                           PUT AND CALL RIGHTS OF THE
                            EXECUTIVE AND THE COMPANY

      Capitalized terms which are used in this Schedule A and which are not otherwise defined shall have the meanings ascribed to such terms in the Agreement to which this Schedule is attached and of which it forms a part, except where specifically noted that any such term has the meaning ascribed to such term in the Employee Shareholders Agreement being entered into by and among the Company, Lehman Brothers Merchant Banking Partners II L.P. ("LB MBP II"), the Executive and other executives and key employees of the Company (a term sheet for which is attached hereto).

A. Triggering Events

      1. Termination by the Company for Cause; Voluntary Termination without Good Reason. If, during the Term, the Executive's employment is either (x) involuntarily terminated by the Company for Cause or (y) terminated by the Executive without Good Reason:

      (a) All shares of Company common stock ("Common Stock") purchased by the Executive pursuant to the exercise of stock options ("Options") granted to the Executive ("Option Shares") may be called by the Company at the lesser of (x) the purchase price paid by the Executive therefor (the "Exercise Price") and (y) Fair Market Value (as defined in Section D hereof).

      (b) All Options then held by the Executive shall be forfeited, without any consideration being paid therefor by the Company, as of the Executive's date of termination of employment with the Company ("Termination Date").

      (c) All shares of Common Stock owned by the Executive, other than Option Shares ("Purchased Shares"), may be called by the Company at Fair Market Value.

      (d) The Executive shall have no right to put his Option Shares or Purchased Shares to the Company as a result of such termination of employment.

      2. Termination by the Company Without Cause; Termination by the Executive with Good Reason; Retirement. If, during the Term, the Executive's employment with the Company is either (x) involuntarily terminated by the Company without Cause, (y) terminated by the Executive for Good Reason or (z) terminated as a result of the Executive's Retirement (as defined in the Employee Shareholders Agreement) from employment with the Company at or after attainment of age 65 (or such earlier retirement age as permitted under any agreement entered into after Effective Time (as defined in the Employment Agreement) between the Company and the Executive or if the Board shall consent thereto in writing):

      (a) All Option Shares held for at least six months by the Executive may be called by the Company at Fair Market Value.

      (b) All Purchased Shares held for at least six months by the Executive may be called at Fair Market Value.

      (c) The Executive shall have no right to put his Option Shares or Purchased Shares to the Company as a result of such termination of employment.

      (d) Except as provided under clauses (a) and (b) above, the Company shall have no right to call Options, Option Shares or Purchased Shares upon a termination of employment covered by this Section 2.

Notwithstanding the foregoing, if the Executive elects, he may override the calls made pursuant to paragraphs (a) or (b) above and retain all or any portion of his Option Shares and Purchased Shares by giving the Company written notice of such override within 30 days of his receipt of the call notice.

      3. Termination due to Death or Disability. If, during the Term, the Executive's employment is terminated due to his death or Disability, the Executive (or his legal representative or the legal representative of his estate, if applicable) may put all Options, Option Shares and Purchased Shares to the Company or the Company may call such Options, Option Shares and Purchased Shares, in each case at Fair Market Value (in the case of Options, net of the Exercise Price); provided, however, that if the Executive elects, he may override such call and retain all or any portion of his Options, Option Shares and Purchased Shares by providing the Company with a written notice of such override within 30 days of his receipt of the Company's call notice.

      [4. Sale of a Company Division. If the Company shall sell the business division in which the Executive is principally employed (a "Sale"), the Company may call the Executive's Options, Option Shares and Purchased Shares at Fair Market Value; provided, however, that if the Executive elects, he may override such call by the Company and retain all or any portion of his Options, Option Shares and Purchased Shares by providing the Company with a written notice of such override within 30 days of his receipt of the Company's call notice. The Executive shall have no right to put his Options, Option Shares or Purchased Shares to the Company as a result of such a Sale.](1)

B. Notice of Puts and Calls; Exercise Rights.

      1. If the Company intends to call any or all of the Executive's Options, Option Shares or Purchased Shares as provided herein, it will provide prior written notice to the Executive (or the Executive's legal representative or the legal representative of the Executive's estate, as applicable), such notice to include the Fair Market Value of the Options, Option Shares or Purchased Shares, as the case may be, and to be given no later than 75 days after the

--------

      (1) Include only for employees employed in any of the three business divisions.

Executive's Termination Date [or Sale (as applicable)](2). If the Executive (or the Executive's legal representative or the legal representative of his estate, as applicable) is entitled to put any or all of his Options, Option Shares or Purchased Shares, notice of such intent must be given by the Executive no later than 90 days after the Company gives notice that it will not exercise its call.

      2. Neither the Executive nor the Company shall have any put or call rights following a Public Offering (as such term is defined in the Employee Shareholders Agreement).

      3. Any exercise of put or call rights may be for all or a portion of the Options, Option Shares and Purchased Shares subject thereto, as determined in the sole discretion of the holder of such rights.

C. Limitation on Put and Call Rights. Notwithstanding anything in this Schedule A to the contrary, the Company shall not be required to purchase any Options, Option Shares or Purchased Shares (whether through the exercise of a put or a call) if such purchase would be, or would result in, a violation of the terms of its then existing debt agreements or any applicable law or regulation. In addition, no such put or call will occur if, in the reasonable discretion of the Board, such purchase would be reasonably likely to (i) impair the Company's available cash, (ii) require unsuitable additional debt to be incurred by the Company or (iii) result in any other adverse economic or financial condition, in each case only to the extent that any such event described in clauses (i), (ii) or (iii), individually or in the aggregate, would have or would reasonably be expected to have a material adverse effect on the financial condition of the Company.

D. Fair Market Value. For purposes hereof, the term "Fair Market Value" shall mean, in respect of each share of Common Stock:

(i) To the extent the call or put, as the case may be, occurs concurrently with or within 30 days of a Public Offering, the offering price to the public per share of common stock of such Public Offering;

(ii) To the extent the call or put, as the case may be, occurs concurrently with or within 30 days of a Change of Control, the value of the Company's total equity, as determined based upon the price per share paid in connection with such Change of Control, divided by the total number of shares of Common Stock then outstanding;

(iii) To the extent clauses (i) and (ii) do not apply and a regular trading market for the Company's common stock exists following a Public Offering, the average closing price of such common stock for 10 consecutive trading days ending on the trading day immediately prior to such call or put; and

(iv) At all other times, the fair market value of the Company's total equity, as determined by the Board in good faith divided by the total number of

--------
   (2) Include bracketed language only for division employees.

      shares of Common Stock then outstanding; provided, however, that if the Executive disputes the Board's determination, within 10 days of the Executive's receipt of notice of the Board's determination, the Executive and the Board shall jointly select a qualified independent financial advisor to make such determination, which determination shall be final and binding upon the parties, provided, further, that the fees and costs of such financial advisor in connection with its determination shall be borne equally by the Company and the Executive unless such financial advisor's fair market value determination is 10% or more greater than the Board's determination, in which case such fees and costs shall be borne entirely by the Company.

                                                                    EXHIBIT A to
                                                            Employment Agreement

                                SUMMARY OF TERMS

                         EMPLOYEE SHAREHOLDERS AGREEMENT

      Set forth below is a summary of certain terms of agreements ancillary to the Employment Agreement (the "Employment Agreement") to which this Summary of Terms is attached and of which it forms a part, including the Employee Shareholders Agreement and the related Option Agreements. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

EQUITY OWNERSHIP
FOLLOWING
RECAPITALIZATION

Purchased Shares        After the closing contemplated by the Recapitalization
                        Agreement, no less than $15.0 million of the fully diluted equity of the Company will be purchased by the top 21 executives and key employees (the "Managers") and approximately 20 other management employees at a purchase price equal to the price per share of Company common stock paid in connection with the recapitalization, which is $30.00 per share (the
                        "Purchased Shares").

OPTION AGREEMENT

Stock Options           As soon as practicable after the closing of the
                        recapitalization, the Company shall grant the Managers nonqualified options (the "Options") exercisable for common stock to purchase an aggregate of 8.0% of the Company's initial fully-diluted common stock. One-half of such Options shall be granted as "Time Options";
                        one-half of such Options shall be granted as "Performance Options", which will be earned upon achievement of the "Management Case" performance as described below.

                        The Company shall reserve for possible future issuance to Managers and other executives options to purchase an aggregate of 100,000 shares of the Company's common stock at times and on terms to be determined by the Compensation Committee of the Board of Directors.

                        Except as otherwise provided herein, the terms of the option plans and agreements governing the Options shall be substantially similar to the Company's 1998 Option Plan.

--Option Term           The option term of the Options shall be 10 years from
                        the Effective Time (as defined in the Recapitalization
                        Agreement) and 10 years after the grant with respect to options subsequently granted; provided, however, that exercisable options shall expire earlier upon termination of employment as follows:

                        Termination for Cause/Voluntary Termination by Executive Without Good Reason: Immediately upon termination of employment.

                        Termination Without Cause/ Termination by Executive with Good Reason/Death/Disability/Sale of Division: One year after termination of employment.

                        Retirement: At the end of the option term.

                        Unexercisable Options will terminate upon termination of employment, unless acceleration in connection with such termination is explicitly provided for.

                        Upon a Change-in-Control, the Compensation Committee may terminate the Options, so long as the Executives are cashed out of, or are permitted to exercise, their exercisable Options prior to the Change-in-Control.

--Option Exercise       Options shall be granted at an exercise price equal to
Price                   the price per share of Company common stock paid in
                        connection with the recapitalization, which is $30.00 per Share.

--Dilution of Options   Option holders shall be subject to the same dilution as
                        the common stockholders.

--Reallocation          Shares subject to Options that are forfeited may be
                        reallocated to other employees as determined by the Compensation Committee in its sole discretion.

Transfer Options may be transferred to Permitted Transferees (as defined below) so long as such Permitted Transferee agrees to be bound by the terms of all applicable agreements.

Vesting of Equity Rights

--Normal Vesting of     Except as provided in the next paragraph, Time Options
Time Options            shall become exercisable with respect to 20% of the
                        shares subject to such Options on each of the first five anniversaries of the Effective Time as and when the Executive's employment continues through and including the date of each such anniversary. Time Options shall expire and no longer be exercisable as provided under the "Option Term" section herein, but all Time Options shall accelerate and become fully exercisable as provided under the "Accelerated Vesting of Options" section herein.

                        The Time Options for Executives who are age 61 or older at the Effective Time shall vest with respect to 331/3% of the shares subject to such Options on each of the first three anniversaries of the Effective Time, provided that the Executive's employment continues through and including the date of each such anniversary; and provided, further, that full vesting at Retirement for such Executives shall only occur if Retirement occurs three or more years after the Effective Time. Nothing herein shall be construed as affecting any liquidity rights or restrictions on transfer specifically set forth herein.

--Normal Vesting of     Performance Options shall become exercisable at the end
Performance Options     of six years, whether or not the EBITDA (as defined
                        below) targets are achieved, but become exercisable earlier with respect to up to 20% of the shares subject to the Performance Options, on each of the first five anniversaries of the Effective Time, to the extent the EBITDA for the fiscal year most recently completed (the
                        "Fiscal Year") equals or exceeds the EBITDA targets
                        (each, a "Target"), as set forth in Schedule A attached hereto.

                        For executives who are age 61 or older at the Effective Time, the applicable vesting percentage for Performance Options shall be

                        33 1/3% for each of the first three anniversaries of the Effective Time, using the EBITDA Targets on Schedule A, and 331/3% shall be substituted for 20% each place in this section where 20% appears. Notwithstanding the foregoing, Performance Options shall vest on the following dates at the following minimum percentages (to the extent not already vested) for such Executives if Retirement occurs three or more years after the Effective Time: (i) the date that is three years after the Effective Time, 50% of the aggregate shares subject to the Performance Options; (ii) the date that is four years after the Effective Time, 66.70% of the aggregate shares subject to the Performance Options; (iii) the date that is five years after the Effective Time, 83.30% of the aggregate shares subject to the Performance Options and (iv) the date that is six years after the Effective Time, 100% of the aggregate shares subject to the Performance Options. Nothing herein shall be construed as affecting any liquidity rights or restrictions on transfer specifically set forth herein.

                        If the Company's EBITDA for a Fiscal Year is less than 100% of the Target for such Fiscal Year (a "Missed Year"), such Performance Options shall become exercisable with respect to a portion of the shares subject to Performance Options in an amount equal to the product of (a) 20% of the total number of shares subject to Executive's Performance Options multiplied by (b) the Applicable Percentage (as set forth in Schedule B attached hereto).

                        If either all or a portion of the Executive's Performance Options do not become exercisable in any year pursuant to the above, the Executive may "catch-up" if the Cumulative EBITDA Targets (as set forth in Schedule A attached hereto) are satisfied. The amount that would vest is equal to 40% if in year 2, 60% if in year 3, 80% if in year 4 and 100% if in year 5, less the number of Executive's Performance Options which had previously vested.

Accelerated Vesting
of Options

--Time Options          Unvested Time Options shall become fully exercisable
                        upon (i) death, (ii) disability, (iii) Change-in-Control or (iv) Retirement (as defined below). In addition, upon a Termination without Cause or a Termination by Executive with Good Reason, Time Options shall become fully exercisable in the event the Executive had been employed by the Company for at least three years from the date of the Effective Time.

--Performance Options   Performance Options shall become fully exercisable upon
                        a Change-in-Control if, and only if, (a) 100% or more of the EBITDA Target has been achieved in each Fiscal Year prior to such Change-in-Control or (b) 100% of the Cumulative EBITDA Target has been achieved in the Fiscal
                        Year immediately preceding such Change-in-Control.
                        Except for the above and any other acceleration occurring by reason of the attainment of the EBITDA
                        Targets, vesting of Performance Options shall not accelerate for any reason. In addition, upon a Termination without Cause or for a Termination by Executive with Good Reason, Performance Options shall become fully exercisable in the event the Executive had been employed by the Company for at least three years from the date of the Effective Time.

Adjustments             In the event of any change in the outstanding Common
                        Stock by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization, consolidation or merger, or similar event, the Compensation Committee shall adjust appropriately the number of shares subject to Options and make other revisions as it deems are equitably required.

EMPLOYEE
SHAREHOLDERS
AGREEMENT

Transfer Restrictions   Except as provided below, transfers of Purchased Shares
                        or shares purchased upon exercise of Options ("Option
                        Shares") will not be permitted prior to the fifth anniversary of the Effective Time. Option Shares and Purchased Shares may be transferred prior to the fifth anniversary of the Effective Time (i) to a

                        Permitted Transferee so long as such Permitted Transferee agrees to be bound by the terms of all applicable agreements, (ii) pursuant to an exercise of "Tag-Along" or "Drag-Along" Rights described below,
                        (iii) pursuant to an exercise of call or put rights set forth in the Employment Agreement, (iv) pursuant to an exercise of the registration rights described below or
                        (v) in connection with a Change-in-Control so long as long as such transfers are on a pro rata basis with transfers made by Lehman Brothers Merchant Banking Partners II L.P. ("LB MBP II") in connection with such Change-in-Control. Except as provided hereinabove or as agreed to by the Compensation Committee, Options will be nontransferable, but may be exercised after an Optionholder's death by his or her designated beneficiary or estate.

                        In addition to the transfer restrictions of the Employee Stockholder Agreement, any sale of Purchased Shares or Option Shares shall in all cases be completed in compliance with applicable securities laws. The Company will register all Option Shares on Form S-8 under the Securities Act of 1933.

Right of First Refusal  The Company shall have a right of first refusal on all management equity rights (which rights the Company may assign to LB MBP II) until the transfer restrictions expire. Such right shall not apply to any transfer to a Permitted Transferee so long as such Permitted Transferee agrees to be bound by the terms of all applicable agreements.

Registration Rights     Each Executive will have "piggy back" registration
                        rights if (i) the Company is registering shares of its common stock under the Securities Act of 1933 for its own account (subject to customary exceptions for registrations related to exchange offers or benefit plans), provided that such rights shall only be available if LB MBP II is selling shares of common stock for its own account in connection with such registration, in each case on a pro rata basis with LB
                        MBP II or (ii) in any Public Offering in which shares owned by LB MBP II are offered, on a pro rata basis.

                        Beginning on the later of a Public Offering and the fifth anniversary of the recapitalization, each Executive will have "demand" registration rights, subject to customary threshold provisions and black-out provisions.

Tagalong/Dragalong      In the event that LB MBP II or one of its affiliates is
                        transferring any shares of common stock of the Company to a third party, it will give each Executive notice of such proposed transfer, including the relevant terms thereof. Within 30 days of receipt of such notice, each Executive may elect to sell his Option Shares or Purchased Shares to such third party on a pro rata basis with LB MBP II. Notwithstanding the foregoing, the "tag-along" rights shall not apply to any sale of LB MBP
                        II or its affiliates pursuant to a syndication of its equity interest in the Company during the six month period after the Effective Time, provided that the aggregate amount of such sale does not exceed $100 million.

                        In the event the LB MBP II or one of its affiliates is transferring shares of common stock of the Company to any third party that has made an offer to purchase such shares, LB MBP II will have the right to cause each Executive to sell his Option Shares or Purchased Shares to such third party on a pro rata basis.

DEFINITIONS

EBITDA "EBITDA" shall be defined in a manner consistent with the Company's debt instruments entered into in connection with the recapitalization contemplated by the Recapitalization Agreement.

Permitted Transferees   "Permitted Transferees" shall mean (i) each Executive's
                        heirs, executors, administrators, testamentary trustees, legatees, beneficiaries or charitable remaindermen, (ii) a trust the beneficiaries of which include only such Executive, such Executive's spouse, lineal descendants or any other member of the family of such Executive; or
                        (iii) any person if LB MBP II has given its prior written consent to the applicable transfer.

Public Offering         "Public Offering" shall mean the sale of shares of any
                        class of the Company's stock to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act of 1933 which results in an active trading market of 25% or more of the outstanding shares of the Company's common stock. There shall be deemed to be an "active trading market" if the Company's common stock is listed or quoted on a national exchange or the NASDAQ National
                        Market.

Retirement              "Retirement" shall mean normal retirement under the
                        terms of any tax-qualified retirement plan of the Company or retirement, which retirement occurs no earlier than three years after the Effective Time, except as permitted under any agreement between the Company and the Executive to the extent such agreement
                        (i) by its terms currently provides that retirement is to begin upon attainment of age 65 (even if earlier than the third anniversary of the Effective Time) or provides that retirement is to begin after age 64 (which occurs three years after the Effective Time) or (ii) is entered into after the Effective Time and permits the Executive to retire prior to attainment of age 65 and the third anniversary of the Effective Time. Except as provided in the preceding sentence, any purported retirement prior to the third anniversary of the Effective Time, shall be treated the same as a voluntary termination.

                               Schedule A

                             EBITDA Targets
                             ($ in millions)

                         "Management Case"             Cumulative
                          EBITDA Target*              EBITDA Target*
                          --------------              --------------
1999                          $166.2                      $166.2
2000                          $223.7                      $389.9
2001                          $246.3                      $636.2
2002                          $270.7                      $906.9
2003                          $295.9                    $1,202.8

* Upon disposition or acquisition of any business or substantial portion of the assets of the Company or another company, the EBITDA Targets for the year of such disposition or such acquisition and each subsequent year shall be adjusted to eliminate or include, as the case may be, the income and expense to the business or assets that were subject to disposition or acquisition, but only to the extent not already done so in connection with the calculation of EBITDA. Such adjustments must be consented to by a majority of the non-management directors of the Board of the Company. If such directors cannot so consent, the adjustment proposal shall be submitted to the Company's independent auditors, who can consult with the necessary consultants for binding resolution.

                                   Schedule B

                              Applicable Percentage

Percentage of EBITDA
Target Achieved                                   Applicable
(annual or cumulative) (Pct.)                     Percentage
-----------------------------                     ----------
Less than 85                                           0.00
85                                                    25.00
86                                                    30.00
87                                                    35.00
88                                                    40.00
89                                                    45.00
90                                                    50.00
91                                                    55.00
92                                                    60.00
93                                                    65.00
94                                                    70.00
95                                                    75.00
96                                                    80.00
97                                                    85.00
98                                                    90.00
99                                                    95.00
100                                                  100.00

                                                                       Exhibit B

                           BLOUNT INTERNATIONAL, INC.

                              AMENDED AND RESTATED
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                             FOR JOHN M. PANETTIERE


1. Purpose - The purpose of this Supplemental Executive Retirement Plan (the "SERP") is to provide John M. Panettiere (the "Executive") with a retirement benefit payable as a supplement to his vested benefit under The Blount Retirement Plan.

2.    Definitions

      a. Blount Plan is The Blount Retirement Plan, as in effect on January 1, 1992, including any future amendments or restatements adopted and effective while Executive is an employee of the Company or its affiliates.

      b.    Company shall mean Blount International, Inc. and its successors.

      c.    Disability shall mean periods of time during which

            (i)   Executive is totally and permanent disabled, and

            (ii)  Executive is receiving Social Security disability benefits.

      d. Effective Date of this amendment and restatement of the SERP is _________, 1999. The original effective date of this SERP was May 1, 1992.

      e. Excess Benefit Plan is the Blount, Inc. and Subsidiaries Supplemental Retirement Benefit Plan, as in effect on March 1, 1989, including any future amendments or restatements adopted and effective while Executive is an employee of the Company or its affiliates.

      f.    Executive shall mean John M. Panettiere.

      g. Internal Revenue Code shall mean the Internal Revenue Code of 1986, as amended and in effect at Executive's Termination Date.

      h.    Normal Retirement Date is July 25, 2002.

      i. SERP is this Supplemental Executive Retirement Plan sponsored by the Company for Executive.

      j. Termination Date is the date on which the employment relationship between Executive and the Company (including any affiliated company as defined in the Blount Plan) ceases.

3. Years of Benefit Service shall mean the years of benefit service granted to Executive under this SERP and the years of "Benefit Service" (as that term is defined in the Blount Plan) granted to Executive under the Blount Plan. Years of Benefit Service shall be determined in accordance with the following schedule:

               Years of Benefit          Years of Benefit          Total Years
              Service under the         Service under the           of Benefit
      Age         Blount Plan                  SERP                   Service
      ---     -----------------         -----------------          ------------
      55              1           +             1            =          2
      56              2           +             2            =          4
      57              3           +             3            =          6
      58              4           +             4            =          8
      59              5           +             5            =         10
      60              6           +             6            =         12
      61              7           +             7            =         14
      62              8           +             8            =         16
      63              9           +             10           =         19
      64              10          +             12           =         22
      65              11          +             14           =         25

      Years of Benefit Service under the SERP shall continue to accrue during any period of Disability provided that Years of Benefit Service continue to accrue under the Blount Plan.

4.    Vested Retirement Benefits payable under this SERP shall equal (a) less
      (b) where:

      (f) is the monthly retirement income that would be payable to Executive under the provisions of the Blount Plan, assuming

            (i) that in determining the fraction for purposes of Section 6.1(a)(i) of the Blount Plan, the numerator shall be his total Years of Benefit Service determined in accordance with Paragraph 3 above, at his age when his employment terminates and the denominator of which is 25;

            (ii) that for purposes of Section 6.1(a)(ii)(A) and (B) of the Blount Plan, the Years of Benefit Service he would accrue if he continued to accrue Benefit Service to his Normal Retirement Date would be 25;

            (iii) that the Blount Plan does not contain the limitation on compensation imposed by Section 401(a)(17) of the Internal Revenue Code or the limitation on benefits imposed by Section 415 of the Internal Revenue Code;

            and

      (g)   is the sum of (i), (ii), and (iii), where

            (i) is the monthly retirement income actually payable to Executive under the Blount Plan;

            (ii) is the monthly retirement income actually payable to Executive under the Excess Benefit Plan; and

            (iii) is the monthly retirement income actually paid to Executive under any pension plan maintained by a former employer of Executive.

      Vested retirement benefits are payable on or after Executive's Termination Date provided he has obtained a fully vested interest under the Blount Plan. No benefits shall be payable under this SERP until Executive has obtained a fully vested interest under the Blount Plan. No benefits are payable during continued employment. The above benefit is on a life annuity basis. If an optional form of benefit is desired, the benefit above will be adjusted by the actuarial factors used by the Blount Plan. In determining benefits under this Paragraph, amounts described in Paragraphs (b)(i), (b)(ii) and (b)(iii) above that are paid in a form other than a straight life annuity shall be valued as a straight life annuity using the actuarial factors used by the Blount Plan.

5. Executive shall receive the following benefits as defined in the Blount Plan, which benefits shall be calculated on the basis of the benefit formula set forth in Paragraph 4 above:

      a.    Benefits due to the pre-retirement death of Executive;

      b. Normal and optional forms of payment under the Blount Plan provided that, except as provided under Paragraph 5(d), the form of payment under this SERP shall be the same as the form of payment elected by Executive under the Blount Plan;

      c. If Executive elects for payment of his vested retirement benefits to commence prior to his Normal Retirement Date but after 10 Years of Benefit Service as determined under Paragraph 3, his vested retirement benefits will be reduced by .3% for each full month by which the date his benefits begin precedes his Normal Retirement Date. If Executive has less than 10 Years of Benefit Service, his vested retirement benefits shall be reduced on an actuarially equivalent basis using the actuarial factors used by the Blount Plan.

      d. Notwithstanding the above, if Executive's employment is terminated within 24 months following a change in control (as such term is defined in Executive's employment agreement) under circumstances that would entitle him to benefits under his employment agreement upon such termination, Executive may elect on such form and in such manner as determined by the Board of Directors of the Company or if appointed by the Board to administer the Plan, the Compensation Committee of the Board of Directors, to receive his benefit in the form of a single lump sum payment (regardless of the form of payment elected by Executive under the Blount Plan and regardless of whether a lump sum option is available under the Blount Plan). The lump sum payment shall be actuarially equivalent to the present value of Executive's benefit under the Plan expressed as a life annuity, calculated using the same actuarial factors used by the Blount Plan. The lump sum payment shall be made to Executive within 30 days of the date he would otherwise have commenced receiving payments under Paragraph 4 above.

6. Successors and Assigns; Non-Alienation of Benefits - This Plan shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns; provided, however, to the maximum extent permitted by law, no benefit under this SERP shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to substantially all of the business or assets of the Company to expressly agree to assume the Plan and to perform the obligations under this Plan in the same manner that the Company would be required to perform them.

7. Administration - The Board of Directors of the Company or, at its discretion, the Compensation Committee of the Board of Directors, shall administer, construe, and interpret this Plan. No member of the Board of Directors or the Committee, as the case may be, shall be liable for any act done or determination made in good faith. The construction and interpretation by the Board of Directors or the Committee of any provision of this Plan shall be final and conclusive. The Board of Directors or the Committee may, in its discretion, delegate its duties to an officer or employee or committee composed of officers or employees of the Company.

8. Amendment or Termination - The Board of Directors and Executive may amend this SERP from time to time in any respect with the consent of the other party. This Plan may not be terminated without the consent of the Company through its Board of Directors or its designated Committee or officer and Executive.

9. Construction of the Plan - This SERP is unfunded. This SERP shall be so construed that it will be maintained primarily for the purpose of providing certain retirement, death and disability benefits for Executive. This SERP and the rights and obligations of the parties thereunder, shall be construed in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Alabama.

10.   Denied Claims

      a. If any application for payment of a benefit under the SERP shall be denied, the Company shall:

            (i) Notify Executive within a reasonable time of such denial setting forth the specific reasons therefor; and

            (ii) Afford Executive a reasonable opportunity for a full and fair review of the decision denying the claim.

      b. Notice of such denial shall set forth, in addition to the specific reasons for the denial, the following:

            (i)   Reference to pertinent provisions of the SERP;

            (ii) Such additional information as may be relevant to denial of claim;

            (iii) An explanation of the claims review procedure;

            (iv) Advice that Executive may request the opportunity to review pertinent plan documents and submit a statement of issues and comments

      c. Within 60 days following advice of denial of his claim, upon request made by Executive for a review of such denial, the Company shall take appropriate steps to review its decision in light of any further information or comments submitted by Executive. The Company shall be empowered to hold a hearing at which Executive shall be entitled to present the basis of his claim for review and at which he may be represented by counsel.

      d. The Company shall render a decision within 60 days after Executive's request for review (which may be extended to 120 days if circumstances so require) and shall advise Executive in writing of its decision on such review, specifying its reasons and identifying appropriate provisions of the Plan.

      Signed and agreed to this ____ day of _________________, 199____.


                                    BLOUNT INTERNATIONAL, INC.


                                    By: ______________________________________

                                    Its: _____________________________________



                                    EXECUTIVE


                                    __________________________________________
                                    John M. Panettiere